Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of October 28, 2020 (this “Amendment”), is among MERCURY GENERAL CORPORATION (the “Borrower”), the various financial institutions parties hereto as lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and the L/C Issuer. Terms defined in the Credit Agreement (as defined below) are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the Borrower, the Lenders, the L/C Issuer and the Administrative Agent are parties to that certain Credit Agreement dated as of March 29, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) and wish to amend the Credit Agreement as set forth herein;

WHEREAS, the Borrower has requested (a) that the Administrative Agent and the Lenders amend the Risk Based Capital Ratio covenant set forth in Section 7.11(d) of the Credit Agreement to be 150% during the period commencing on July 1, 2020 and ending on the Maturity Date, solely with respect to Cal Auto, and (b) otherwise amend the Loan Documents on the terms and conditions set forth below.

WHEREAS, the Lenders are willing to agree to such amendments subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. AMENDMENT TO SECTION 1.01 – DEFINED TERMS. Effective as of the Amendment Effective Date (as hereinafter defined), Section 1.01 of the Credit Agreement is hereby amended such that the following definitions are amended and restated to read in full as follows or, to the extent such definitions are not already included in such Section 1.01 of the Credit Agreement, to add such definitions to such Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR Replacement Date” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(c).

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

SECTION 2. AMENDMENT TO SECTION 3.03. Effective as of the Amendment Effective Date, Section 3.03(c) of the Credit Agreement is amended and restated in its entirety to read in full as follows and new Sections 3.03(d) and 3.30(e) are added to Section 3.03 of the Credit Agreement after such Section 3.03(c), which such new Sections 3.03(d) and 3.03(e) shall read in full as follows:

(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;, then, in the case of clauses (i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x) Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Borrower and Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under any other Loan Document in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;

provided that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.

Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0%, the LIBOR Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in 3.03(c)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(d)    Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 3.03(c)(i)-(iii), as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.03(c)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.03(c)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(e)    If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clauses (c) or (d) of this Section 3.03 and the circumstances under clauses (c)(i) or (c)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clauses (c) or (d). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

SECTION 3.    AMENDMENT TO SECTION 7.11(d). Effective as of the Amendment Effective Date, Section 7.11(d) of the Credit Agreement is amended and restated in its entirety to read as follows:

(d) Risk Based Capital Ratio. The Borrower shall not permit the Risk Based Capital Ratio of (i) Cal Auto to be less than (A) 140% during the period commencing on January 1, 2019 and ending on June 30, 2019, (B) 175% during the period commencing on January 1, 2020 and ending on March 31, 2020, (C) 150% during the period commencing on July 1, 2020 and ending on the Maturity Date, and (D) 200% at all other times, or (ii) MCC or any other Material Insurance Subsidiary, other than Cal Auto, to be less than 200%.

SECTION 4.    AMENDMENTS TO EXHIBIT C. Exhibit C (Form of Compliance Certificate) to the Credit Agreement is hereby amended and replaced in its entirety with the form of Exhibit C attached to this Amendment as Exhibit C.

SECTION 5.     CONDITIONS PRECEDENT. This Amendment shall become effective on the date (the “Amendment Effective Date”) when

(a)    The Administrative Agent shall have received this Amendment, duly executed by the Borrower, the Administrative Agent and the Lenders; and

(b)    The Borrower shall have paid all fees required to be paid, and all expenses for which invoices have been presented, on or before the date hereof.

Without limiting the generality of the provisions of the last paragraph of Section 9.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 5, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

SECTION 6.     REPRESENTATIONS AND WARRANTIES. To induce the Lenders, the L/C Issuer and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent, the L/C Issuer and each Lender as follows:

6.1    Due Authorization, Non‑Contravention, etc. The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law.

6.2    Government Approval, Regulation, etc. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Amendment; except for approvals, consents, exemptions, authorizations, actions, notices or filings (i) which have already been obtained or made or (ii) for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and such failure could be cured without unreasonable delay or cost.

6.3    Validity, etc. This Amendment has been duly executed and delivered by the Borrower. This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

6.4    No Default or Event of Default. No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of this Amendment.

6.5    Representations and Warranties. The representations and warranties of the Borrower contained in Article V of the Credit Agreement (as amended hereby) and in the other Loan Documents are true and correct in all material respects as of the Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date (excluding the reference to the Closing Date set forth in the first line of Article V of the Credit Agreement), in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

SECTION 7.    MISCELLANEOUS.

7.1    Continuing Effectiveness, etc. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, and all other Loan Documents shall remain in full force and effect and each is hereby ratified, approved and confirmed in each and every respect. After the effectiveness of this Amendment in accordance with its terms, all references to the Credit Agreement in the Loan Documents or in

any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended hereby.

7.2    Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees and out‑of‑pocket expenses of counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of this Amendment.

7.3    Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

7.4    Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

7.5    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (and by different parties hereto in different counterparts), each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic “.pdf” file shall be effective as delivery of a manually executed counterpart hereof.

7.6    Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

7.7    Successors and Assigns. Subject to any restrictions on assignment contained in the Credit Agreement, the Credit Agreement and this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signatures follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Third Amendment to Credit Agreement as of the date first set forth above.

MERCURY GENERAL CORPORATION

By: /s/ Theodore R. Stalick
Name: Theodore R. Stalick
Title: Senior Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Aamir Saleem
Name: Aamir Saleem
Title: Vice President

BANK OF AMERICA, N.A., as the L/C Issuer and a Lender

By: /s/ Sharad C. Bhatt
Name: Sharad C. Bhatt
Title: Senior Vice President

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as a Lender

By: /s/ Kendall Simmonds
Name: Kendall Simmonds
Title: Senior Vice President